UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2007

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General Release and Separation Agreement

On June 7, 2007, SIRVA, Inc. (“SIRVA”) entered into a General Release & Separation Agreement (the “Agreement”), effective as of April 30, 2007 (the “Termination Date”), with Todd W. Schorr, SIRVA’s former Senior Vice President, Human Resources. Under the Agreement, SIRVA will provide severance pay and benefits to Mr. Schorr consisting of: (i) severance pay of $265,000 for twelve months (the “Severance Period”), beginning on the first regular pay period following the Termination Date; (ii) during the Severance Period, health benefits as previously provided to Mr. Schorr by SIRVA, excluding short and long term disability benefits and life insurance benefits; and (iii) a pro rata share of any award Mr. Schorr would have received under SIRVA’s 2007 Management Incentive Plan if his employment had continued.

Under the Agreement, Mr. Schorr acknowledges that upon payment of the amounts set forth in the Agreement, he shall have received full payment for services rendered on SIRVA’s behalf; provided that Mr. Schorr does not waive his rights to (i) exercise vested stock options, (ii) any vested benefits under SIRVA’s 401(k) plan and the SIRVA Executive Retirement & Savings Plan, (iii) continue group health insurance coverage pursuant to COBRA, or (iv) convert group life insurance coverage to an individual policy. In addition, under the Agreement, Mr. Schorr agrees to a general release of claims with respect to SIRVA and is subject to non-compete, non-solicitation and confidentiality provisions. Mr. Schorr may revoke the Agreement within seven days after he signs it by delivering written notice of such revocation to SIRVA. Severance benefits will not commence until after such period has expired.

Amendment to Employment Agreement

In addition, on June 7, 2007, SIRVA entered into an amendment (the “Amendment”) to a letter agreement with Michael B. McMahon, its President, Global Relocation, with respect to Mr. McMahon’s employment. Pursuant to the Amendment, Mr. McMahon’s annual base salary increased from $300,000 to $400,000. All other terms of Mr. McMahon’s letter agreement, dated March 17, 2004, remain unchanged and in full force and effect. The Amendment was entered into in connection with Mr. McMahon’s previously announced promotion to President, Global Relocation.

The descriptions of the Agreement and Amendment set forth above are qualified in their entirety by reference to the actual terms of the Agreement and Amendment, respectively, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Departure of Chief Financial Officer and Appointment of Acting Chief Financial Officer

On June 8, 2007, SIRVA announced the departure of J. Michael Kirksey, Senior Vice President and Chief Financial Officer, effective June 7, 2007. Mr. Kirksey’s departure was not the result of a disagreement with SIRVA on any matter relating to SIRVA’s operations, policies or practices. On June 7, 2007, the Board appointed James J. Bresingham, SIRVA’s current

Executive Vice President — Chief Accounting Officer, as acting Chief Financial Officer, effective June 8, 2007. Mr. Bresingham will function as SIRVA’s Chief Financial Officer until a permanent replacement is found.

Mr. Bresingham, age 39, joined SIRVA in July 2004 and has served as Executive Vice President — Chief Accounting Officer since January 2006. Mr. Bresingham was Vice President of Business Development from July 2004 to December 2005. Prior to joining SIRVA, Mr. Bresingham was Director of Business Development at Sears, Roebuck & Co., a broadline retailer, from 2001 until June 2004. He spent the previous seven years with PricewaterhouseCoopers LLP in various auditing and transaction services roles.

Mr. Bresingham was not selected pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Bresingham and any of SIRVA’s directors or other executive officers. There have been no related party transactions between SIRVA and Mr. Bresingham reportable under Item 404(a) of Regulation S-K.

A copy of SIRVA’s press release, dated June 8, 2007, announcing Mr. Kirksey’s departure and the appointment of Mr. Bresingham as acting Chief Financial Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits

10.1	General Release & Separation Agreement, dated as of June 7, 2007, between SIRVA, Inc. and Todd W. Schorr.

10.2	Amendment to Letter Agreement, dated June 7, 2007, from SIRVA, Inc. to Michael McMahon.

99.1	Press release dated June 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: June 8, 2007

	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit	Description

10.1	General Release & Separation Agreement, dated as of June 7, 2007, between SIRVA, Inc. and Todd W. Schorr.

10.2	Amendment to Letter Agreement, dated June 7, 2007, from SIRVA, Inc. to Michael McMahon.

99.1	Press release dated June 8, 2007.